[EXECUTION COPY]

                AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

             THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is made as of April 14, 1999, by and among Dade Behring Holdings, Inc., a Delaware corporation ("Holdings"), Hoechst AG, a German corporation ("Hoechst"), each of the Persons listed on Schedule I attached hereto (the "GS Group"), and each of the Persons listed on Schedule II attached hereto (the "Bain Group," and, together with the GS Group, the "Investors") (Hoechst, the GS Group, the Bain Group and each other party from time to time a party thereto are collectively referred to herein as the "Stockholders," and each as a "Stockholder").

             WHEREAS, Holdings, as of the date hereof, is authorized by its Certificate of Incorporation to issue capital stock consisting of 1,300,000 shares of its Class L Common Stock, par value $.01 per share (the "Class L Common"), 700,000 shares of its Class L Common, Series B, par value $.01 per share (the "Class L Common, Series B"), 20,000,000 shares of its Common Stock, par value $.01 per share ("Common"), and 100,000 shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Class L Common, Class L Common, Series B, and the Common are collectively referred to herein as "Common Stock".

             WHEREAS, Hoechst, the Bain Group, the GS Group and Holdings are parties to an Amended and Restated Stockholders Agreement, dated October 1, 1997 (the "Old Agreement"), which Old Agreement amended and restated a Stockholders Agreement dated December 20, 1994 among the Bain Group, the GS Group and Holdings.

             WHEREAS, Hoechst, the GS Group and the Bain Group own the number of shares of Common Stock set forth opposite its name on
   Schedule III attached hereto and, in the case of Hoechst, a warrant to acquire the additional number of shares of Common and Class L Common, Series B, set forth opposite its name on Schedule III attached hereto.

             WHEREAS, Hoechst, the Bain Group, the GS Group and Holdings are parties to a Recapitalization Agreement of even date (the
   "Recapitalization Agreement"), pursuant to which such Persons agreed to recapitalize the Common Stock of Holdings as set forth therein.

             WHEREAS, the parties hereto desire to amend and restate the Old Agreement to establish the composition of Holdings' Board of Directors (the "Board"), to restrict the sale, assignment, transfer, encumbrance or other disposition of the Common Stock, to provide for certain additional covenants and to provide for certain rights and obligations in respect thereto as hereinafter provided. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in paragraph 12 hereof.

             NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

        1.   Voting Agreement.

             (a) Each holder of Stockholder Shares shall vote all of such holder's Stockholder Shares and shall take all other necessary or desirable actions within such holder's control (whether in such holder's capacity as a stockholder, director or officer of Holdings or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and Holdings shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings) so that:

                  (i) the authorized number of directors on the Board shall be established by the holders of a majority of the Bain Shares ("Bain Holders"), but in no event be greater than 20 members;

                  (ii) a number of persons designated by the Bain Holders (so lon as the shares held by the Bain Holders constitute at least 5% of the outstanding Common Stock) shall be members of the Board (the "Bain Directors"), such number being equal to the difference between (x) the authorized number of directors and (y) the number of directors that otherwise may be filled pursuant to this paragraph 1(a) (i.e., the chief executive officer and the number of directors that the Hoechst Block Group and the GS Holders may designate);

                  (iii) two persons (or, in the event the authorized number of directors on the Board is greater than 15, three persons, or in the event the number is greater than 19, four persons) designated by the Hoechst Block Group (so long as the Hoechst Block Group own at least 50% of the Initial Hoechst Shares) shall be members of the Board (the "Hoechst Directors");

                  (iv) in addition to the Hoechst Directors, the Hoechst Block Group shall designate the Executive Chairman (the initial Executive Chairman shall be Uwe Bicker);

                  (v) the Executive Chairman shall be a member of the Board, shall report directly to the Board and be responsible for providing oversight, advice and counsel concerning the strategic direction of Holdings (including, without limitation, acting as liaison with Hoechst, e.g., to identify future life science opportunities for Holdings);

                  (vi) one person designated by the holders of a majority of the GS Shares (the "GS Holders") (so long as such shares constitute at least 5% of the outstanding Common Stock) shall be a member of the Board (the "GS Director");

                  (vii) the holders of a majority of the Bain Shares (so long as the shares held by the Bain Holders constitute at least 5% of the outstanding Common Stock) shall designate the President and Chief Executive Officer;

                  (viii) the President and Chief Executive Officer shall be a member of the Board; and

                  (ix) management of Holdings shall prepare and present to the Board for approval an annual business plan and budget (a "Business Plan and Budget") setting forth the strategic, operating and financial objectives of Holdings and its subsidiaries for the upcoming fiscal year and the related budget for capital expenditures, investments and other discretionary payments expected to be made during such period. The Board shall meet to consider the Business Plan and Budget. A Business Plan and Budget shall be deemed approved by the Board upon an affirmative vote of a majority of its members; provided that such approval shall not be effective if a Hoechst Director shall have voted against approval.

             (b) So long as the relevant Stockholder or Stockholders has the right to designate a director, each committee of the Board shall have as a member at least one Hoechst Director (if requested by the Hoechst Block Group), one Bain Director (if requested by the Bain Holders) and one GS Director (if requested by the GS Holders). The removal from the Board, any committee of the Board or any position (in each case with or without cause) of any person designated under paragraph 1(a) or 1(b) by the GS Holders, the Bain Holders or the Hoechst Block Group shall be at the written request of the person or group that at the time of such removal has the right pursuant to paragraph 1(a) or 1(b) to designate such person and only upon such written request and under no other circumstances (except as otherwise required by law).

             (c) In the event that any person designated under paragraph 1(a) or 1(b) by the GS Holders, the Bain Holders or the Hoechst Block Group, as the case may be, for any reason ceases to serve as a member of the Board or any committee of the Board or in any position for which such representative was designated during such person's term of office, the resulting vacancy on the Board, the committee of the Board or position shall be filled by a person designated by the person or group that at the time of such vacancy has the right pursuant to paragraph 1(a) or 1(b) to designate such person.

             (d) Nothing contained in this paragraph 1 will require any such holder to violate any legal obligation such holder may have as a director of Holdings.

             (e) The parties hereto acknowledge that Uwe Bicker may serve as a member of the board of directors of Hoechst Marrion Roussel AG (or successor entity resulting from the Rhone-Poulenc Combination) and, upon notice to and approval of the Board, other Hoechst-affiliated or joint venture entities in order to facilitate the activities contemplated by the Cooperation Agreement.

             2.   Provisions Concerning the Transfer of Stockholder
   Shares.

             (a) General. Subject to paragraph 2(b), no holder of Stockholder Shares shall directly or indirectly sell, transfer, assign, pledge, encumber or otherwise dispose of (including to Holdings) (a "Transfer") any interest in any Stockholder Shares other than in compliance with this paragraph 2.

             (b) Permitted Transfers. The restrictions contained in paragraphs 2(c) and 2(d) shall not apply to a Transfer of Investor Shares by any holder thereof to its Affiliates or to any employee of Holdings or its Subsidiaries, of Hoechst Shares by a holder thereof to its Affiliates, pursuant to a Public Sale, pursuant to an Approved Sale, of Stockholder Shares by any holder thereof pursuant to the laws of descent and distribution or among such holder's Family Group, by Hoechst, to the entity resulting from the Rhone-Poulenc Combination, (vii) by Hoechst, pursuant to paragraph 2(e), or (viii) by the Investors, to Holdings pursuant to the Recapitalization Agreement; provided that the restrictions contained in this Agreement will continue to be applicable to the Stockholder Shares after any Transfer pursuant to clauses (i), (ii), (v) and (vi) and the transferees of such Stockholder Shares shall agree, prior to any such Transfer, in writing to be bound by the provisions of this Agreement by executing and delivering to Holdings and the other Stockholders a counterpart of this Agreement.

             (c) At least 30 days prior to signing a definitive agreement for the Transfer of Stockholder Shares, the transferring Stockholder (the "Transferring Stockholder") shall deliver written notice (the "Transfer Notice") to each other Stockholder (it being understood that the Transfer Notice need not include any other information, including any information concerning the identity of prospective transaction parties, the number of shares being transferred, timing, price or conditions). If within 5 days of delivery of the Transfer Notice, the Transferring Stockholder receives notice from one or more of the other Stockholders (the "Potential Purchasing Stockholders") of any such Stockholder's interest in purchasing Stockholder Shares, then, through the 30th day following delivery of the Transfer Notice (the "PPS Discussion Period"), the Transferring Stockholder (i) shall not conduct negotiations or discussions concerning the contemplated Transfer with any prospective transferees (other than a Potential Purchasing Stockholder), and (ii) shall conduct good faith negotiations with the Potential Purchasing Stockholders with the view to evaluating a possible transaction (it being understood that the PPS Discussion Period, and related discussions and negotiations, shall automatically cease at the end of such 30-day period, unless the Transferring Stockholder in its sole discretion agrees otherwise in writing). The Transferring Stockholder, subject to the provisions of subparagraph 2(d) below, shall have the right to Transfer all or any portion of its Stockholder Shares to any Person on such terms and conditions as are acceptable to the Transferring Stockholder in its sole discretion (including, without limitation, terms and conditions that may be less favorable to the Transferring Stockholder than may have been offered by, or discussed with, a Potential Purchasing Stockholder) at any time from the expiration of the PPS Discussion Period through the 275th day following the expiration of the PPS Discussion Period; provided that such 275-day period shall be extended to 365 days if at the end of such 275-day period the Transferring Stockholder has entered into a letter of intent, memorandum of understanding or similar agreement with respect to a possible transaction and otherwise is engaged in a transaction process (it being understood that engagement shall include, without limitation, conducting negotiations, raising financing or waiting for receipt of governmental approvals). Nothing in this subparagraph 2(c) shall obligate any Transferring Stockholder in any way to reach agreement with a Potential Purchasing Stockholder concerning a possible transaction.

             (d)  Participation Rights.

             (i) At least 15 days prior to any Transfer of any Stockholder Shares, the Transferring Stockholder will deliver to the other Stockholders (collectively, the "Other Stockholders") a written notice (a "Sale Notice") specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the contemplated Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 15 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, each of the Transferring Stockholder and such Other Stockholders will be entitled to sell in the contemplated Transfer, at the same price and (subject to the following sentence) on the same terms, a number of shares of each class of Common Stock being transferred equal to the product of (A) the quotient determined by dividing the number of shares of such class of Common Stock owned by such person by the aggregate number of shares of such class of Common Stock owned by all Persons participating in such sale by the Transferring Stockholder and (B) the number of shares of such class of Common Stock to be sold in the contemplated Transfer. A Stockholder participating in a Transfer shall not be required to agree to any noncompetition covenants arising in connection with the Transfer (it being understood that such exception does not apply to a noncompetition covenant to which a participating Stockholder may at the time already be bound). Notwithstanding the foregoing, in the event that the Transferring Stockholder intends to Transfer shares of more than one class of Common Stock, the Other Stockholders participating in such Transfer shall be required to sell in the contemplated Transfer a pro rata portion of shares of all such classes of Common Stock, which portion shall be determined in the manner set forth immediately above.

             (ii) The Transferring Stockholder will use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Stockholders in any contemplated Transfer, and the Transferring Stockholder will not Transfer any of its shares of Common Stock to the prospective transferee(s) unless
   (A) simultaneously with such Transfer, the prospective transferee(s) purchases, at the same price and on the same terms, from the Other Stockholders the shares of Common Stock which they are entitled to sell to such prospective transferee pursuant to paragraph 2(d)(i) or
   (B) simultaneously with such Transfer, the Transferring Stockholder purchases, at the same price and on the same terms, the number of shares of such class of Common Stock from the Other Stockholders which the Other Stockholders would have been entitled to sell pursuant to paragraph 2(d)(i) above.

             (iii) If the Transfer contemplated by a Sale Notice is not consummated within the 275-day (or, as applicable, 365-day) period described in paragraph 2(c) above, such Sale Notice and all elections by Other Stockholders (if any) shall be deemed to have been rescinded (and any subsequent Transfer by a Transferring Stockholder will continue to be governed by this paragraph 2).

             (e) Bain Purchase Right. In the event that after three consecutive meetings of the Board a Hoechst Director shall continue to vote against approval of a Budget and Business Plan, Bain and Goldman (and/or any person designated by Bain or Goldman) (pro rata based on the number of shares of Common Stock then owned by each and each of their respective Affiliates) will have the right upon written notice to Hoechst to purchase any and all Hoechst Shares at a purchase price per share equal to X divided by Y, multiplied by Z, where "X" is the amount equal to 5 times the earnings before interest, taxes, depreciation and amortization for the most recent four-quarter period, less the amount of all indebtedness and other liabilities as of the end of the most recent fiscal quarter, of Holdings and its subsidiaries determined on a consolidated basis in accordance with United States generally accepted accounting principles, "Y" is the number of shares of Common Stock then outstanding on a fully-diluted basis and "Z" is 0.60, being the factor agreed by the parties as representing an appropriate discount in light of the circumstances in which the repurchase right arises. The closing(s) of any such purchase(s) shall take place as soon as practicable. At such closing(s), the purchase price for the Hoechst Shares shall be paid, at the option of the purchaser, by wire transfer of immediately available funds or by delivery of each purchaser's ten-year promissory note bearing interest at a rate per annum of 10% payable quarterly (in cash or in kind), or any combination of the foregoing.

              (f) Limitation on Hoechst Sales to Holdings Competitor. Other than pursuant to paragraph 2(d) or in connection with an Approved Sale, no holder of Hoechst Shares shall Transfer any Hoechst Shares to a Holdings Competitor. For purposes of this paragraph "Holdings Competitor" means any Person (x) who, directly or indirectly, derived more than $25 million of such Person's consolidated revenues in the most recent fiscal year from an in vitro diagnostics business, and (y) any affiliate of such Person.

             (g) Limitation on Investor Sales to Hoechst Competitor. Other than pursuant to paragraph 2(d), no holder of Investor Shares shall, prior to June 30, 2000, Transfer any Investor Shares to a Hoechst Competitor. For purposes of this Agreement, "Hoechst Competitor" means any Person (x) who, directly or indirectly, derived more than $25 million of such Person's consolidated revenues in the most recent fiscal year from pharmaceutical, vaccine, in vitro diagnostics and/or blood plasma derivative businesses competitive with Holdings or Hoechst (or its Subsidiaries), and (y) any affiliate of such Person.

             (h) The provisions of subparagraphs 2(c) and 2(d) will terminate and be of no further force or effect on such date as the provisions of paragraph 3 terminate; provided that on the date on which the Hoechst Block Group ceases to holds at least 50% of the Initial Hoechst Shares, the holders of Hoechst Shares shall no longer have the benefit of (i.e., shall not be entitled to exercise rights under) subparagraphs 2(c) or 2(d).

             3.   Approved Sale.

             (a) If the Bain Holders request a Transfer of all or substantially all of Holdings' assets determined on a consolidated basis or a Transfer of all or substantially all (i.e., greater than 80%) of Holdings' outstanding capital stock (whether by merger (including one in which Holdings is the surviving corporation), recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties (collectively an "Approved Sale"), each holder of Stockholder Shares will consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger (including one in which Holdings is the surviving corporation) or consolidation, each holder of Stockholder Shares will waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) Transfer of stock (including by recapitalization, consolidation, reorganization, combination or otherwise), each holder of Stockholder Shares will agree to sell all of its Stockholder Shares and rights to acquire Stockholder Shares on the terms (subject to the following sentence) and conditions approved by the Bain Holders. A Stockholder participating in an Approved Sale shall not be required to agree to any noncompetition covenants arising in connection with the transaction (it being understood that such exception does not apply to a noncompetition covenant to which a participating Stockholder may at the time already be bound). Each holder of Stockholder Shares will take all reasonable actions in connection with the consummation of the Approved Sale as requested by Holdings. Each holder of GS Shares hereby agrees to vote all of its shares in connection with any potential Approved Sale transaction in the same manner as the Bain Holders. Nothing in this paragraph 3 shall preclude any party from making an offer to Holdings or Holdings from accepting such offer for the assets or stock of Holdings.

             (b) The obligations of the holders of Common Stock with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Common Stock will Transfer such Common Stock on the same terms and will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Common Stock would have received if such aggregate consideration had been distributed by Holdings in complete liquidation pursuant to the rights and preferences set forth in Holdings' Certificate of Incorporation as in effect immediately prior to such Approved Sale;
   (ii) each holder of shares of a class of Common Stock will be given the same consideration with respect to each share of such class, and if any holders of a class of Common Stock are given an option as to the form and amount of consideration to be received, each holder of such class of Common Stock will be given the same option with respect to each share of such class; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Common Stock will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Common Stock.

             (c) If Holdings or the holders of Holdings' securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Stockholder Shares will, at the request of Holdings, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to Holdings. If any holder of Stockholder Shares appoints a purchaser representative designated by Holdings, Holdings will pay the fees of such purchaser representative, but if any holder of Stockholder Shares declines to appoint the purchaser representative designated by Holdings such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed. This paragraph 3(c) shall apply only to holders of Stockholder Shares that are required to appoint a purchaser representative under Regulation D (or any successor regulation then in effect) promulgated by the Securities and Exchange Commission.

             (d) Subject to paragraph 3(c), holders of Stockholder Shares will bear their pro-rata share (based upon the proceeds to be received by holders of Stockholder Shares) of the costs of any sale of Stockholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by Holdings or the acquiring party. For purposes of this paragraph 3(d), costs incurred in exercising reasonable efforts to take all necessary actions for the consummation of an Approved Sale in accordance with paragraph 3(a) shall be deemed to be for the benefit of all holders of Common Stock. Costs incurred by holders of Stockholder Shares on their own behalf will not be considered costs of the transaction hereunder.

             (e) Notwithstanding anything to the contrary, the provisions of this paragraph 3 shall not apply to a holder of Hoechst Shares with respect to any Approved Sale that is consummated on or prior to June 30, 2000.

             (f) At least 30 days prior to signing a definitive agreement for an Approved Sale, the Bain Holders shall deliver written notice (the "Approved Sale Notice") to each other Stockholder (it being understood that the Approved Sale Notice need not include any other information, including any information concerning the identify of prospective transaction parties, the number of shares being transferred, timing, price or conditions). If within 5 days of delivery of the Approved Sale Notice, the Bain Holders receive notice from one or more of the other Stockholders (the "Potential Transaction Stockholders") of any such Stockholder's interest in purchasing Stockholder Shares, then, through the 30th day following delivery of the Approved Sale Notice (the "PTS Discussion Period"), the Bain Holders (i) shall not conduct negotiations or discussions concerning the contemplated Approved Sale with any prospective transferees (other than a Potential Transaction Stockholder), and
   (ii) shall conduct good faith negotiations with the Potential Transaction Stockholders with the view to evaluating a possible transaction (it being understood that the PTS Discussion Period, and related discussions and negotiations, shall automatically cease at the end of such 30-day period, unless the Bain Holders in their sole discretion agrees otherwise in writing). Following the PTS Discussion Period, and subject to the other provisions of this paragraph 3, the Bain Holders shall have the right to request an Approved Sale on such terms and conditions as are acceptable to the Bain Holders in their sole discretion (including, without limitation, terms and conditions that may be less favorable than may have been offered by, or discussed with, a Potential Transaction Stockholder). Subject to subparagraphs 3(a) and 3(b) above, nothing in this subparagraph 3(c) shall obligate any Bain Holder in any way to reach agreement with a Potential Transaction Stockholder concerning a possible transaction.

             (g) The provisions of this paragraph 3 will terminate and be of no further force or effect on the date on which the Bain Block Group ceases to hold at least 50% of the Initial Bain Shares.

             4.   Initial Public Offering.

             (a) Subject to paragraph 6(a) of this Agreement, in the event that the Board approves an Initial Public Offering or an Initial Public Offering is consummated pursuant to the terms of the Registration Agreement, the holders of Stockholder Shares will use reasonable efforts to take all necessary actions in connection with the consummation of the Initial Public Offering. In the event that such Initial Public Offering is an underwritten offering and the managing underwriters advise Holdings in writing that in their opinion the Common Stock structure (other than the rights and obligations under this Agreement) will adversely affect the marketability of the offering, each holder of Stockholder Shares will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters, the Board and holders of a majority of the shares of Common Stock then outstanding find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that as a result of such recapitalization, reorganization and/or exchange either (i) each share of Class L Common and Class L Common, Series B, is converted or exchanged into (A) one share of Common and (B) shares of nonparticipating preferred stock with a liquidation value equal to the Unreturned Original Cost plus Unpaid Yield (as such terms are defined in the Certificate of Incorporation) and a stated maturity of 5 years or less from date of issue and which, combined with the share of Common, otherwise has the same economic rights (including yield) and preferences as it possessed prior to such recapitalization, reorganization and/or exchange, or a cash payment in an amount equal to Unreturned Original Cost plus Unpaid Yield in lieu thereof or (ii) each share of Class L Common and Class L Common, Series B, is converted or exchanged into one share of Common plus a number of shares of Common with a dollar value, based on the price to the public, equal to such share's Unreturned Original Cost plus the Unpaid Yield, as the case may be, thereon. The parties agree that the rights and obligations specified in this Agreement shall survive the consummation of the Initial Public Offering, except to the extent expressly provided herein.

             (b) Until the earlier of the date on which the Hoechst Block Group owns less than 50% of the Initial Hoechst Shares and the second anniversary of the effective date of the Initial Public Offering, no Stockholder will purchase or otherwise acquire directly or indirectly any shares of Common Stock in the open market without the prior written consent of each of the Hoechst Block Group and the Investor Holders.

             5.   Preemptive Rights.

             (a) Except for the issuance of Common Stock (and/or securities exercisable for or convertible into Common Stock) to Holdings' or its Subsidiaries' directors or employees in their capacity as such, in connection with an Approved Sale, subject to the following sentence, in connection with any merger, consolidation, acquisition of stock, acquisition of assets, business combination or similar transaction, pursuant to the initial public offering of Holdings' Common Stock registered under the Securities Act or upon the conversion or exercise of securities convertible into or containing options or rights to acquire Common Stock, Holdings shall first offer to sell to each holder of Bain Shares, each holder of GS Shares and the Hoechst Block Group a portion of such stock or securities equal to the quotient determined by dividing (A) the number of shares of Common Stock held by such holder of Stockholder Shares (including any shares issuable upon exercise of the Warrant if then exercisable) by (B) the total number of shares of outstanding Common Stock (including any shares issuable upon exercise of the Warrant if then exercisable). If on or prior to June 30, 2000, Holdings issues Common Stock in connection with a transaction described in clause (iii) above and, after giving effect to the transaction, such issuance represents more than 50% of the outstanding Common Stock, Holdings shall offer to sell to each holder identified above a pro rata share (calculated as provided above) of the portion of such issuance that exceeds 50% of the outstanding Common Stock. Each such holder of Stockholder Shares shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Person. The purchase price for all stock and securities offered to each such holder of Stockholder Shares shall be payable in cash by wire transfer of immediately available funds.

             (b) In order to exercise its purchase rights hereunder, each holder of Stockholder Shares must deliver a written notice to Holdings describing its election hereunder within 30 days after receipt of written notice from Holdings describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment.

             (c) Upon the expiration of the offering periods described above, Holdings shall be entitled to sell such stock or securities which the holders of Stockholder Shares have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to holders of Stockholder Shares. Any stock or securities offered or sold by Holdings to any Person after such 90 day period must be reoffered to the holders of Stockholder Shares pursuant to the terms of this paragraph.

             (d) Termination. The provisions of this paragraph 5 will terminate and be of no further force or effect upon the consummation of the Initial Public Offering.

             (6)  Restrictive Covenants.

             (a) GS Group. Until the first of (i) the GS Group holding less than a majority of the Initial GS Shares, (ii) the GS Group not having at least one designee on the Board, and (iii) December 20, 1999, Holdings shall not without the prior written consent of the GS
   Group:

                  (i) authorize or enter into any agreement providing for a sale of the company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of Holdings possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Holdings's capital stock) or (ii) all or substantially all (as such phrase is described in the Official Comment to S 12.01 of the Revised Model Business Corporation Act (1984, as amended as of the date hereof)) of Holdings's assets determined on a consolidated basis;

                  (ii) sell its common equity securities, securities convertible or exchangeable for common equity securities, options or other rights to purchase common equity securities or other common equity equivalents pursuant to its Initial Public Offering;

                  (iii) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, all or substantially all (as such phrase is described in the Official Comment to S 12.01 of the Revised Model Business Corporation Act (1984, as amended as of the date hereof)) to an Independent Third Party or group of Independent Third Parties of any of the product lines set forth on Exhibit A attached hereto in any transaction or series of related transactions at any price below those set forth on Exhibit A; or

                  (iv) permit Holdings to engage or permit any of its subsidiaries to engage in any businesses which are not the same, similar or related to the businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement.

             (b) Hoechst. Until the date on which the Hoechst Block Group owns less than 50% of the Initial Hoechst Shares, the affirmative vote of a majority of the members of the Board of Directors, which shall include at least one Hoechst Director, will be required for the approval of any of the following:

                  (i) entering by Holdings or any of its subsidiaries into, amending any written agreement or engaging in any other transaction with Goldman, Bain or any of their respective Affiliates, other than on terms that are fair and reasonable and no less favorable to Holdings or such subsidiary than it would obtain in a comparable arm's length transaction with an Independent Third Party;

                  (ii) changing the name or fundamental purpose or nature of the business of Holdings;

                  (iii) the liquidation or winding up of Holdings;

                  (iv) any amendment to the Certificate of Incorporation or By-Laws of Holdings if such amendment would adversely affect the relative rights, privileges and preferences of the Hoechst Shares with respect to any other shares of the same class of Common Stock or if such amendment would otherwise adversely affect Hoechst's rights, privileges and preferences in Holdings as set forth in the Transaction Documents; and

                  (v) the appointment of any initial independent directors in connection with the Initial Public Offering;

                  (vi) Holdings, on or prior to June 30, 2000, (A) merging or consolidating with another Person, other than a merger or consolidation pursuant to which Holdings is the surviving corporation and as a result of which no Stockholder Shares are exchanged, converted or canceled, or (B) sells all or substantially all of its consolidated assets in one or a series of related transactions.

             (a) Termination. The provisions of this paragraph 6 will terminate and be of no further force or effect upon the consummation of the Initial Public Offering; provided, however, that the provisions of paragraph 6(b)(vi) shall survive until June 30, 2000, without regard to the consummation of the Initial Public Offering.

             7.   Affirmative Covenants.

             (a) Financial Information. Holdings covenants and agrees with each Stockholder that as long as such Stockholder holds any Common Stock:

                  (i) Quarterly Information. Except for any quarter at the end of which Holdings is a Public Company it shall deliver to each Stockholder as soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of Holdings, and in any event within 45 days thereafter, a copy of (i) an unaudited consolidated balance sheet of Holdings and its subsidiaries as at the end of such quarter, and (ii) unaudited consolidated statements of income, retained earnings and consolidated cash flows of Holdings and its subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, subject to normal year end audit adjustments. Such statements shall be (i) prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time ("GAAP"), consistently applied, (ii) in reasonable detail and (iii) certified by the principal financial or accounting officer of Holdings.

                  (ii) Annual Information. Except following any year at the end of which Holdings is a Public Company, it shall deliver to each Stockholder as soon as practicable after the end of each fiscal year of Holdings, and in any event within 90 days thereafter, a copy of (i) an audited consolidated balance sheet of Holdings and its subsidiaries as at the end of such year, and (ii) audited consolidated statements of income, retained earnings and consolidated cash flows of Holdings and its subsidiaries for such year; setting forth in each case in comparative form the figures for the previous year. Such statements shall be (i) prepared in accordance with GAAP, consistently applied, (ii) in reasonable detail and (iii) certified by a firm of independent certified public accountants of recognized national standing selected by Holdings.

                  (iii) Filings. Holdings shall deliver to each Stockholder, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by Holdings to its stockholders generally, and of each regular or periodic report (pursuant to the Securities Exchange Act) and any registration statement, prospectus or written communication (other than transmittal letters) pursuant to the Securities Act of 1933 filed by Holdings with (i) the Securities and Exchange Commission or (ii) any securities exchange on which shares of Common Stock of Holdings are listed.

                  (iv) Additional Information. With reasonable promptness, Holdings shall deliver to (i) one Person designated from time to time by holders of a majority of the Bain Shares (the "Bain Designee") such additional information and data with respect to Holdings as is reasonably requested by the Bain Designee, (ii) one Person designated from time to time by holders of a majority of the GS Shares (the "GS Designee") such additional information and data with respect to Holdings as is reasonably requested by the GS Designee and (iii) one Person designated from time to time by the Hoechst Block Group such additional information and data with respect to Holdings as is reasonably requested by Hoechst. Without limiting the generality of the foregoing, Holdings agrees that it shall be reasonable for any such Person to request such information as shall be necessary for any such holders to comply with its obligations and disclosure requirements under the U.S. securities laws and similar requirements under applicable non-U.S. securities and accounting laws.

             8. Investment Banking Services. If at any time prior to December 20, 1999, Holdings determines to retain an investment banking firm to perform services in the areas of (i) public corporate offerings or sale of equity securities or (ii) mergers and acquisitions, Holdings agrees to (i) give Goldman a reasonable opportunity to submit a proposal to provide such services, (ii) consider any such proposal submitted by Goldman in good faith, and
   (iii) subject to paragraph 6(b), to retain Goldman to provide such services; provided that Holdings will have no obligation to retain Goldman pursuant to (iii) hereof if the Board determines in the reasonable exercise of its discretion that the retention of another investment banking firm to render such services would provide a material additional benefit to Holdings (based upon such other firms proposal to Holdings, the terms and conditions of the engagement, relevant experience and expertise, related services and support and all other relevant factors).

             9. Preferred Stock. In the event that the Bain Group purchases any Preferred Stock pursuant to Section 7 of Part B of
   Article IV of the Certificate of Incorporation or otherwise, the Bain Group will give written notice of the purchase to the GS Group. Within 30 days after receipt of such written notice, the GS Group may purchase its Pro Rata Portion of such Preferred Stock from B at the same price and on the same terms as B purchased such Preferred Stock. The GS Group's "Pro Rata Portion" shall mean the quotient defined by dividing (a) the number of Stockholder Shares held by the GS Group by
   (b) the total number of Stockholder Shares collectively held by the Bain Group and the GS Group. Any Preferred Stock acquired by the Bain Group will be deemed to be Bain Shares and any Preferred Stock acquired by the GS Group will be deemed to be GS Shares for purposes of this Agreement. The GS Group hereby agrees that neither it nor its Affiliates will acquire, or make an offer to acquire, any shares of Preferred Stock other than pursuant to this paragraph 9. The GS Group may assign its rights under this paragraph 9 to any of its Affiliates.

             10. Termination. Notwithstanding any provisions to the contrary contained herein, this Agreement will terminate and be of no further force and effect upon consummation of an Approved Sale.

             11. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFERS AND VOTING RESTRICTIONS PURSUANT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF APRIL 14, 1999 AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

   Holdings shall imprint such legend on certificates evidencing
   Stockholder Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with paragraph 12 hereof. Any Stockholder Share bearing the legend described in the Old Agreement need not bear the legend described above.

             12.  Definitions.

             "Affiliate" shall mean with respect to a Stockholder, any other person, entity or investment fund controlling, controlled by or under common control with the Stockholder and, in the case of a Stockholder which is a partnership, any partner of the Stockholder.

             "Approved Sale" has the meaning set forth in paragraph 3 hereof.

             "Bain" means Bain Capital, Inc.

             "Bain Block Group" means, collectively, the Bain Group, any Affiliate of a member of the Bain Group and any Person (or group of Persons acting together) who has acquired from the Bain Group and any Affiliate of a member of the Bain Group in a single transaction or a series of related transactions at least 75% of the Initial Bain Shares, so long as such transaction(s) complied with the provisions of paragraph 2.

             "Bain Designee" has the meaning set forth in paragraph
   7(iv) hereof.

             "Bain Group" has the meaning set forth in the preamble.

             "Bain Holders" has the meaning set forth in paragraph 1 of this Agreement.

             "Bain Shares" means any Common Stock acquired by the Bain Group (or its Affiliates) pursuant to the Purchase Agreement or otherwise and any equity securities issued or issuable directly or indirectly with respect to such Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any particular shares constituting Bain Shares that are transferred in compliance with the provisions of this Agreement shall continue to constitute Bain Shares in the hands of any such transferee; such shares will cease to be Bain Shares only when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (y) sold to the public pursuant to Rule 144 (or by similar provision then in force) under the Securities Act.

             "Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in the State of New York, the City of New York or the Federal Republic of Germany.

             "Certificate of Incorporation" means Holdings' certificate of incorporation in effect at the time as of which any determination is being made.

             "Combination Agreement" means the Agreement and Plan of Combination, between Holdings and Hoechst, dated June 24, 1997, as the same may be amended in accordance with its terms.

             "Cooperation Agreement" has the meaning set forth in the Combination Agreement, as the same may be amended in accordance with its terms.

             "Family Group" means a stockholder's spouse and descendants (whether or not adopted) and any trust solely for the benefit of the Stockholder and/or the Stockholder's spouse and/or descendants.

             "Goldman" means Goldman, Sachs & Co.

             "GS Designee" has the meaning set forth in paragraph 7(iv) hereof.

             "GS Directors" has the meaning set forth in paragraph 1 hereof.

             "GS Group" has the meaning set forth in the preamble.

             "GS Holders" has the meaning set forth in paragraph 1 hereof.

             "GS Shares" means any Common Stock acquired by the GS Group (or its Affiliates) pursuant to the Purchase Agreement or otherwise and any equity securities issued or issuable directly or indirectly with respect to such Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any particular shares constituting GS Shares that are transferred in compliance with the provisions of this Agreement shall continue to constitute GS Shares in the hands of any such transferee; such shares will cease to be GS Shares only when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (y) sold to the public pursuant to Rule 144 (or by similar provision then in force) under the Securities Act.

             "Hoechst Directors" has the meaning set forth in paragraph
   1 hereof.

             "Hoechst Block Group" means, collectively, Hoechst, its Affiliates and any Person (or group of Persons acting together) who has acquired from Hoechst and its Affiliates in a single transaction or a series of related transactions at least 75% of the Initial Hoechst Shares, so long as such transaction(s) complied with the provisions of paragraph 2.

             "Hoechst Holder" means the holder of a majority of the Hoechst Shares.

             "Hoechst Shares" means any Common Stock acquired by Hoechst (or its Affiliates) pursuant to the Combination Agreement, upon the exercise of the Warrant or otherwise and any equity securities issued or issuable directly or indirectly with respect to such Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any particular shares constituting Hoechst Shares that are transferred in compliance with the provisions of this Agreement shall continue to constitute Hoechst Shares in the hands of any such transferee; such shares will cease to be Hoechst Shares only when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public pursuant to Rule 144 (or by similar provision then in force) under the Securities Act.

             "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of Holdings' Common Stock on a fully-diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

             "Initial Bain Shares" means the aggregate number of shares of Common Stock set forth opposite the Bain Group's names on Schedule III hereto (as adjusted for any subsequent stock splits, stock dividends, combinations of shares and similar recapitalizations), less the number of shares redeemed or redeemable by Holdings pursuant to the Recapitalization Agreement.

             "Initial GS Shares" means the aggregate number of shares of Common Stock set forth opposite the GS Group's names on Schedule III hereto (as adjusted for any subsequent stock splits, stock dividends, combinations of shares and similar recapitalizations), less the number of shares redeemed or redeemable by Holdings pursuant to the Recapitalization Agreement.

             "Initial Hoechst Shares" means the aggregate number of shares of Common Stock issued to Hoechst (and its Affiliates) pursuant to the Combination Agreement (excluding any shares of Common acquired upon exercise of the Warrant) (as adjusted for any subsequent stock splits, stock dividends, combinations of shares and similar recapitalizations).

             "Initial Public Offering" means a public offering and sale of Holdings' common stock with aggregate proceeds (before discounts) of at least $75 million pursuant to an effective registration statement under the Securities Act of 1933, as amended, if immediately thereafter Holdings has publicly held common stock listed on a national securities exchange or the NASD automated quotation system.

             "Investor Shares" means the Bain Shares and the GS Shares.

             "Investors" has the meaning set forth in the preamble hereto.

             "Person" means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

             "Preferred Stock" has the meaning set forth in the recitals hereto.

             "Public Company" means a company (i) which is subject to the reporting requirements of Section 15(d) of the Securities
   Exchange Act or (ii) any of whose securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act.

             "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 adopted under the Securities Act.

             "Purchase Agreement" means the Stock Purchase Agreement, dated December 20, 1994, by and among the Bain Group, the GS Group and Holdings, as the same may be amended in accordance with its terms.

             "Recapitalization Agreement" has the meaning set forth in the preamble, as the same may be amended in accordance with its terms.

             "Registration Agreement" has the meaning set forth in the Combination Agreement, as the same may be amended in accordance with its terms.

             "Rhone-Poulenc Combination" means the business combination, joint venture or similar combination between Hoechst and Rhone-Poulenc; provided, however, that if (x) the entity resulting from such transaction includes businesses other than businesses of Rhone-Poulenc and Hoechst, or (y) a Person, other than Rhone-Poulenc, Hoechst or any Person presently holding more than 5% of the voting securities of Rhone-Poulenc or Hoechst, holds more than 5% of the voting securities of the entity resulting from such transaction, then, for purposes of this Agreement only, such Rhone-Poulenc Combination shall be reasonably acceptable to the Bain Holders.

             "Sale Notice" has the meaning set forth in paragraph 2(d) hereof.

             "Securities Act" means the Securities Act of 1933, as amended from time to time.

             "Stockholder Shares" means the Hoechst Shares, the Bain Shares and the GS Shares.

             "Subsidiary" means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

             "Transaction Documents" means this Agreement, the Combination Agreement, the Registration Agreement and the Warrant.

             "Warrant" has the meaning set forth in the Combination Agreement, as the same may be amended in accordance with its terms.

             13. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and Holdings shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

             14. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of Holdings, the Bain Holders, the GS Holders and the Hoechst Holders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

             15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

             16. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Recapitalization Agreement, the Combination Agreement and the Registration Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements (including, without limitation, the Old Agreement and the Purchase Agreement) or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

             17. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by Holdings and its successors and permitted assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares. Except as contemplated by the definition of Hoechst Block Group, Hoechst's rights specified in paragraph 1 of this Agreement may not be assigned by Hoechst.

             18. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

             19. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that Holdings and any Stockholder shall have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise; provided that Goldman is a beneficiary of paragraphs 2(e) and 8 of this Agreement and Bain is a beneficiary of paragraph 2(e) of this Agreement, in each case with rights to enforce such provision.

             20. Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a Business Day during regular business hours of the recipient (or, if not, on the next succeeding Business Day) or two Business Days after sent by reputable overnight express courier (charges prepaid); provided that any notice to a Stockholder who holds GS Shares shall be effective only if notice has been given to the GS Designee and notice to the GS Designee will not be deemed to have been given unless actually delivered in person or by telecopy or courier.

             21. Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

             If to Holdings:

                  Dade Behring Holdings, Inc.
                  1717 Deerfield Road
                  Deerfield, Illinois 60015-0778
                  U.S.A.
                  Attention:  Chief Executive Officer

             If to the Bain Group:

                  Bain Capital, Inc.
                  Two Copley Place
                  Boston, Massachusetts  02116
                  U.S.A.
                  Attention:  John Connaughton

   With a copy to (which shall not constitute notice hereunder):

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  U.S.A.
                  Attention: Matthew E. Steinmetz

             If to the GS Group:

                  Goldman, Sachs & Co.
                  85 Broad Street
                  New York, New York 10004
                  U.S.A.
                  Attn:  Joseph H. Gleberman

             With a copy to (which shall not constitute notice hereunder):

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10014
                  U.S.A.
                  Attention:  Lee Parks

             If to Hoechst:

             Hoechst AG
             Bruningstrasse 50
             D-65929 Frankfurt a. M.
             Germany
             Attention:  Chairman of the Management Board

        With a copy to (which shall not constitute notice hereunder):
             Shearman & Sterling
             599 Lexington Avenue
             New York, New York  10022
             U.S.A.
             Attention:  Creighton O'M. Condon

             22. Governing Law. THE CORPORATE LAW OF DELAWARE WILL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE COUNTY OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE CO-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, OVER ANY LAWSUIT UNDER THIS AGREEMENT AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN. EACH PARTY HERETO HEREBY WAIVES THE NECESSITY FOR PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED), WITH A COPY ALSO BEING SENT BY FACSIMILE (WITH RECEIPT CONFIRMED), IN EACH CASE DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN, AND WITH COPIES SENT AS REQUIRED BY, PARAGRAPH 21 ABOVE, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED ON THE DATE OF ACTUAL RECEIPT. EACH PARTY HERETO HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING IN THIS PARAGRAPH 22 WILL PROHIBIT PERSONAL SERVICE IN LIEU OF THE SERVICE BY MAIL CONTEMPLATED HEREIN.

             23. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                 * * * * *

             IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the day and year first above written.


                         DADE BEHRING HOLDINGS, INC.


                         By:  /s/
                         Its:


                         HOECHST AG


                         By:  /s/
                         Its:


                         BAIN CAPITAL FUND IV, L.P.

                         By:  Bain Capital Partners IV, L.P.
                         Its: General Partner

                         By:  Bain Capital Investors, Inc.
                         Its: General Partner

                         By:  /s/
                                A Managing Director


                         BAIN CAPITAL FUND IV-B, L.P.

                         By:  Bain Capital Partners IV, L.P.
                         Its: General Partner

                         By:  Bain Capital Investors, Inc.
                         Its: General Partner

                         By:  /s/
                                A Managing Director

                         BCIP ASSOCIATES


                         By:  /s/
                                A General Partner


                         BCIP TRUST ASSOCIATES, L.P.


                         By:  /s/
                                A General Partner

                         GS CAPITAL PARTNERS, L.P.


                         By:     GS Advisors, L.P.
                         Its:    General Partner

                         By:     GS Advisors, Inc.
                         Its:    General Partner

                         By: /s/



                         BRIDGE STREET FUND 1994, L.P.


                         By:     Stone Street Funding Corp.
                         Its:    Managing General Partner

                         By: /s/


                         STONE STREET FUND 1994, L.P.


                         By:     Stone Street Funding Corp.
                         Its:    General Partner
                         By: /s/


                         RANDOLPH STREET PARTNERS


                         By:/s/
                              A General Partner
/